RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is entered into effective as of October 13, 2006 (the “Effective Date”) by and between the “Company,” “Ply Gem Holdings,” “PIHI”, “Prime Holdings,” Lee Meyer (the “Executive”) and, for purposes of Section IID only, the Meyer Family Investment, L.P (the “Meyer Family Trust”). For purposes of this Agreement, (i) “PIHI” shall mean Ply Gem Investment Holdings, Inc., a Delaware corporation, (ii) “Ply Gem Holdings” shall mean Ply Gem Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of PIHI, (iii) “Prime Holdings” shall mean Ply Gem Prime Holdings, Inc., a Delaware corporation and parent of PIHI, and (iv) the “Company” shall mean Ply Gem Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Ply Gem Holdings.

WHEREAS, the Executive is currently employed by the Company and holds the positions of Chief Executive Officer and President of each of PIHI, Ply Gem Holdings, Prime Holdings and the Company (collectively, the “Companies”); and

WHEREAS, the Companies and the Executive have agreed that the Executive’s employment with the Company shall terminate, and the Executive shall resign from his positions as Chief Executive Officer and President of the Companies, in each case, effective as of the Effective Date; and

WHEREAS, the Companies desire to provide the Executive with certain benefits upon the Executive’s retirement from employment with the Companies, in exchange for the Executive’s agreement to provide certain consulting services to the Companies after such termination, comply with certain restrictive covenants in favor of the Companies and release certain claims against the Companies and their subsidiaries, parents, shareholders and their respective executives, officers, directors, partners, members and agents, on the terms and subject to the conditions more fully set forth in this Agreement.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Companies agree as follows:

I.  Termination of Employment; Resignation from Positions

The Executive’s employment by the Company and any and all titles, positions and appointments the Executive holds with the Companies or any of their subsidiaries (collectively with the Companies, the “Company Group”), whether as an officer, director, employee, consultant (except pursuant to Section III of this Agreement), agent or otherwise (including, without limitation, as Chief Executive Officer and President and as a member of the Board of Directors of each of the Companies) shall cease as of the Effective Date. Effective as of the Effective Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Executive agrees to make himself available to provide consulting services pursuant to the terms of Section III of this Agreement.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

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II.  Payments and Benefits

In consideration for the Executive’s entering into this Agreement, specifically including the restrictive covenants contained in Section VI of this Agreement and the Executive’s execution on the Effective Date of a release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”), the Executive shall be entitled to receive the payments and benefits described in Sections IIA, IIB and IIC of this Agreement, subject to the Executive’s (i) executing the Release on the Effective Date and not revoking the Release before expiration of the seven-day revocation period described therein, and (ii) continued compliance with the covenants set forth in Section VI of this Agreement on the terms described in Section VIH of this Agreement.

A.  Continued payment during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Consulting Period”) of the Executive’s annual base salary in effect immediately prior to the Effective Date (which, for the avoidance of doubt, shall not include any amounts in respect of any car allowance or payments for any other perquisites or benefits for the Executive), in 24 equal monthly installments during the Consulting Period;

B.  Medical and dental benefit coverage during the Consulting Period; provided that, with respect to the period commencing on the Effective Date and ending on the date on which the Executive’s coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) terminates as provided by law, such coverage shall be provided in the form of payment by the Company of the Executive’s and his dependents’ COBRA premiums, and, with respect to any portion of the Consulting Period that continues after COBRA coverage terminates, the Company shall provide such additional coverage by either allowing the Executive to continue to participate in the Company’s medical and dental plans at the Company’s sole cost, or, if such continued participation is not permitted by the plan or by an insurance policy paying for benefits under the plan or if such continued participation would have an adverse impact on the tax-free nature of the medical and dental benefits provided to any other participant in the plan, then, the Company agrees to provide such coverage by purchasing for the Executive a medical and dental insurance policy that provides coverage that is as comparable as is commercially available to the coverage under the medical and dental plans in effect as of the Effective Date. If the Executive is required to pay tax with respect to the premium paid by the Company for such insurance policy, the Company shall pay the Executive 25% of the total amount of such taxable premium;

C.  Payment by Prime Holdings of the “Stock Repurchase Amount”, subject to and in accordance with the terms and conditions of this Section IIC.

1.  Stock Repurchase Amount Definition. The “Stock Repurchase Amount” shall be an amount that constitutes the repurchase by Prime Holdings of the 112,800 shares (the “Sweet Equity Shares”) of common stock, par value $0.01 per share, of Prime Holdings (“Prime Holdings Common Stock”) held by the Meyer Family Trust as of the Effective Date, and that were: (i) initially acquired by the Executive as 112,800 shares of common stock, par value $0.01 per share, of PIHI (“PIHI Common Stock”) pursuant to an agreement between PIHI and the Executive dated July 28, 2005 pursuant to which 112,800 phantom incentive stock units awarded to the Executive by PIHI on February 12, 2004 pursuant to the Ply Gem Investment Holdings, Inc. Phantom Plan (which was assumed by Prime Holdings in connection with the transactions contemplated by the Agreement and Plan of Merger and Contribution, dated February 24, 2006, by and between the Companies, Ply Gem Merger Sub, Inc., a Delaware corporation and then a wholly-owned subsidiary of Prime Holdings, and certain executives of AWC Holding Company (the “Merger and Contribution Agreement”), and amended and restated as the Ply Gem Prime Holdings, Inc. Amended and Restated Phantom Stock Plan (the “Phantom Plan”)) cancelled in exchange for the grant to the Executive of 112,800 shares of PIHI Common Stock, (ii) transferred by the Executive to the Meyer Family Trust on September 28, 2005, and (iii) converted into the Sweet Equity Shares pursuant to the transactions contemplated by the Merger and Contribution Agreement.

(a)  Stock Repurchase Amount Calculation. The Stock Repurchase Amount shall be $1,128,000, which represents the product of 112,800 (the number of Sweet Equity Shares) and $10.00.

2.  Timing of Payment. The Stock Repurchase Amount shall be paid to the Executive as soon as reasonably practicable following the expiration of the revocation period set forth in the Release, subject to the Executive’s not having revoked the Release as of such date.

3.  Stock Repurchase Amount Upon Release Revocation, Other Executive Breach. If the Executive revokes the Release or otherwise breaches any of his obligations under this Agreement prior to the payment of the Stock Repurchase Amount, then this Section IIC shall be null and void, and the terms of the Ply Gem Prime Holdings, Inc. Stockholders Agreement, dated as of February 24, 2006, by and between Prime Holdings, PIHI, Caxton-Iseman (Ply Gem), L.P. and certain other investors in and management stockholders of Prime Holdings, as amended from time to time (the “Stockholders Agreement”) shall govern any rights of the Executive in respect of the Prime Holdings Common Stock.

4.  PIHI Call. The Stock Repurchase Amount shall only be paid pursuant to this Section IIC following PIHI’s purchase of 112,800 shares of PIHI Common Stock from Prime Holdings, at a purchase price per share equal to the amount described in Section IIC2 above, pursuant to PIHI’s exercise of its “Call Right” set forth in the Stockholders’ Agreement, which purchase shall occur immediately prior to the repurchase contemplated by paragraph 1 of this Section IIC.

D.  Other Equity Holdings. The Executive acknowledges and agrees that, as of the Effective Date, in addition to the Sweet Equity Shares, the Executive holds (i) 8,780 shares of Prime Holdings Common Stock and 4,724 shares of senior preferred stock, par value $0.01 of Prime Holdings (“Prime Holdings Senior Preferred Stock”), which the Executive initially purchased as shares of PIHI Common Stock and shares of senior preferred stock, par value $0.01 per share, of PIHI (“PIHI Senior Preferred Stock”), pursuant to the Ply Gem Investment Holdings, Inc. Subscription Agreement - Strip, dated as of August 27, 2004, by and between PIHI and the Executive (the “Subscription Agreement”), and which were converted into 8,780 shares of Prime Holdings Common Stock and 4,724 shares of Prime Holdings Senior Preferred Stock, respectively, in connection with the transactions contemplated by the Merger and Contribution Agreement, and (ii) 31,766 shares of Prime Holdings Common Stock, which the Executive purchased on September 25

E.  , 2006 in connection with the termination of his award of phantom additional units under the Phantom Plan. The Companies and the Executive agree that the Stockholders’ Agreement shall remain in full force and effect with respect to the holdings described in the preceding sentence. The Executive acknowledges and agrees that, except as set forth in this Section II, as of the Effective Date, the Executive does not hold any outstanding shares of Prime Holdings Common Stock, Prime Holdings Senior Preferred Stock, PIHI Common Stock, PIHI Senior Preferred Stock, phantom incentive stock units, phantom additional units, stock options or other equity-based compensation awards or hold or have any rights relating to any other securities of Prime Holdings or PIHI or any member of the Company Group.

F.  The Executive’s annual cash bonus for the 2006 fiscal year, calculated based on actual performance during 2006, pro-rated based on the Executive’s employment with the Company during 2006 until the Effective Date (the “Pro-Rated Bonus”), and payable at such time as annual cash bonuses in respect of fiscal year 2006 are paid to other senior executives of the Company; provided, that, the bonus shall be paid in no event later than the date that is 2 ½ months after the end of the 2006 fiscal year.

G.  As soon as reasonably practicable following the Effective Date or such earlier date as may be required by applicable state statute or regulation, (i) any annual base salary earned but unpaid through the Effective Date, (ii) payment in respect of any vacation time that is accrued but unused through the Effective Date, and (iii) reimbursement for all un-reimbursed business expenses properly incurred by the Executive in accordance with policies of the Companies prior to the Effective Date and not yet reimbursed by any of the Companies; provided, that, the Executive must submit to the applicable Company, within 30 days after the Effective Date, any outstanding expense reports within his possession, and the Executive shall not receive reimbursement in respect of any expense reports submitted after such date. For the avoidance of doubt, the payments described in this Section IIF are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of any of the Companies.

H.  All benefits accrued up to the Effective Date, to the extent vested, under all employee benefit plans of the Companies and any members of the Company Group in accordance with the terms of such plans, except for under the Ply Gem Industries, Inc. Change in Control Severance Benefit Plan for Key Employees, dated October 30, 2003, as amended for the Executive, dated February 12, 2004 (the “Change in Control Plan”), the Stockholders Agreement, the Ply Gem Investment Holdings, Inc. 2004 Stock Option Plan or under any plan, policy, program, practice, agreement or arrangement that provides for severance or separation pay or benefits or for any equity-based compensation award.

I.  Full Satisfaction

The Executive acknowledges and agrees that the Executive is not entitled to any other compensation or benefits from any of the Companies or any member of the Company Group (including without limitation any severance or retirement compensation or benefits), and as of and after the Effective Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Effective Date, including without limitation any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (a “Qualified Plan”); provided, that, except as expressly provided herein, nothing in this Agreement shall constitute a waiver by the Executive of his rights to vested benefits, if any, under any Qualified Plan or under any group health plan of any of the Companies or to any other fringe benefits to which he may be entitled under applicable law in respect of his services to the Company prior to the Effective Date.

J.  Release

The payments and benefits described in Sections IIA, IIB and IIC above shall be contingent on the Executive’s entering into the Release and not revoking such Release during the applicable seven-day revocation period set forth therein. If the Executive revokes such Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the Effective Date, and applicable provisions of the Change in Control Plan, the Stockholders Agreement and other employee benefit plans of the Companies or members of the Company Group shall apply.

K.  Continued Compliance with Certain Covenants

Upon a determination by the Boards of Directors of the Companies that the Executive has violated (i) the Employee’s Non-Disclosure Agreement, previously signed by the Executive (the “Non-Disclosure Agreement”), the Ply Gem Industries, Inc. Employee Information Agreement, (the “Employee Information Agreement”) or any of Sections VIB, VIC, VIE, VIF or VIG of this Agreement, the Companies shall be entitled to immediately cease paying any amounts remaining due or providing any payments or benefits to the Executive pursuant to Sections IIA, IIB or IIC of this Agreement, and (ii) Section VIB of this Agreement, subject to applicable state law, the Companies shall be entitled to reclaim any amounts already paid to the Executive under Section IIA of this Agreement.

III.  Consulting Services

A.  With respect to the Consulting Period, the Companies hereby retain the Executive, and the Executive hereby agrees to serve, as a consultant to the Companies, on the terms and subject to the conditions of this Section III. During the Consulting Period, the Executive shall, from time to time at the request of any of the Companies, upon reasonable advance notice, engage in those consulting services and activities as may be requested by such Company (the “Consulting Services”), at such times and places as mutually agreed upon by the Executive and the Company; provided that the aggregate time or times that the Executive provides Consulting Services to any of the Companies shall not exceed three days per any calendar quarter occurring during the Consulting Period, or such greater amount of time agreed to by the Executive.

B.  The Companies shall reimburse the Executive for all reasonable travel and related out-of-pocket expenses incurred by the Executive in performing the Consulting Services; provided that such expenses are incurred with the prior approval of the Companies, and the Executive provides the Companies with an itemized invoice of the expenses incurred.

C.  The Executive acknowledges that, during the Consulting Period, as a consultant, the Executive shall be an independent contractor and, by virtue of his being an independent contractor, shall not be eligible to actively participate in or accrue benefits under any employee benefit plan or program offered by any member of the Company Group to its employees; provided, however, that, subject to the terms of this Agreement, the Executive shall continue to receive the benefits set forth in Section IIA of this Agreement. The Parties agree that, during the Consulting Period, Executive shall be an independent contractor for purposes of all federal, state and local laws governing worker’s compensation insurance.

D.  In performing the Consulting Services, the Executive shall have no authority to act as an agent of any of the Companies, except on authority specifically so delegated in writing, and he shall not represent contrary to any person, and shall only consult, render advice and perform such tasks as the Executive deems are necessary to achieve the results specified by the Companies.

E.  The Executive acknowledges and agrees that he shall not be entitled to receive any compensation, fees or benefits in addition to those described in this Agreement in exchange for his agreement to provide the Consulting Services pursuant to this Section III.

IV.  Additional Consideration

The Executive acknowledges that, except with respect to the payments described in Section IIF of this Agreement, pursuant to this Agreement he is receiving consideration in addition to any amounts to which he would have otherwise been entitled but for this Agreement.

V.  Return of Company Property

No later than the Effective Date, the Executive shall return to the Companies all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company Group or not, prepared, received or obtained by the Executive during the course of, and in connection with, his employment with or services for the Companies or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in the Executive’s possession or under his control, whether at the Company’s offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive. The Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, the Executive may retain copies of the Change in Control Plan, the Phantom Plan, the Stockholders Agreement and any employment, compensation or benefits agreements between the Executive and any of the Companies, this Agreement and any employee benefit plan materials distributed generally to participants in any such plan by the Companies. On the Effective Date, all telephone and other accounts being paid by the Companies on the Executive’s behalf shall be terminated and all company credit cards shall be returned to the Companies and canceled. To the extent any charges are made by the Executive using company accounts or credit cards after the Effective Date, such charges will be solely the Executive’s responsibility.

VI.  Restrictive Covenants

A.  Survival of Non-Disclosure Agreement; Employee Information Agreement; Ply Gem Code of Ethics

Notwithstanding anything to the contrary in this Agreement, the covenants and other provisions set forth in the Non-Disclosure Agreement, the Employee Information Agreement, the Ply Gem Industries, Inc. Code of Ethics as constituted on the Effective Date (the “Ply Gem Code of Ethics”) and Section 6.3 of the Stockholders Agreement that expressly survive termination of the Executive’s employment shall survive the Effective Date and be effective for the periods described therein.

B.  Non-Competition/Non-Solicitation

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and accordingly agrees as follows:

1.  During the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Restricted Period”), or such longer period as described in the last sentence of Section VIH of this Agreement, the Executive will not, directly or indirectly, (a) engage in any “Competitive Business” (defined below) for the Executive’s own account, (b) enter the employ of, or render any services to, any person engaged in any Competitive Business, (c) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (d) interfere with business relationships between the Company and customers or suppliers of, or consultants to, the Company.

2.  For purposes of this Section VIB, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which the business unit for which the Executive works does business: the manufacture and sale of vinyl, aluminum or wood windows and doors; vinyl, metal or composite siding and accessories; and vinyl or composite fencing and decking.

3.  For purposes of Section VIB of this Agreement, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

4.  Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

5.  During the Restricted Period, the Executive will not, directly or indirectly, without the Company’s written consent, solicit or encourage to cease to work with the Company any employee or any consultant of the Company or any person who was an employee of or consultant then under contract with the Company within the six-month period preceding such activity. In addition, during the Restricted Period, the Executive will not, without the Company’s written consent, directly or indirectly hire any person who is or who was, within the six-month period preceding such activity, an employee of the Company.

6.  The Executive understands that the provisions of this Section VIB may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless agrees and hereby acknowledges that (a) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (b) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (c) such provisions are not harmful to the general public and (d) such provisions are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section VIB of this Agreement otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

7.  It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section VIB to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section VIB or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

C.  Nondisparagement

1.  The Executive agrees (whether before or after the Effective Date) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about any of the Companies or any member of the Company Group or any of their respective shareholders, officers, directors or managers, other than to the extent reasonably necessary in order to (i) assert a bona fide claim against any of the Companies or any member of the Company Group arising out of the Executive’s employment with the Companies, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

2.  The Companies agree to instruct their respective shareholders, officers, directors and managers, (whether before or after the Effective Date) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Executive arising out of the Executive’s employment with the Companies, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

D.  Company Policies

The Executive agrees to abide by the terms of any policies or codes of conduct of the Companies that (i) expressly apply to the Executive after termination of employment, or (ii) during the Consulting Period apply to consultants to the Companies.

E.  Confidentiality

The Executive shall not, without the prior written consent of the Companies, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Companies, in furtherance of the business of and for the benefit of the Companies, or any “Personal Information” (as defined below); provided that the Executive may disclose such information in any proceeding in which he is making a bona fide claim against the Companies or defending any claim of the Companies, when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Companies and/or any member of the Company Group, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided, further, that in the event that the Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Executive shall (i) promptly notify the Companies of such order, (ii) at the written request of the Companies, diligently contest such order at the sole expense of the Companies as expenses occur, and (iii) at the written request of the Companies, seek to obtain, at the sole expense of the Companies, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section VIE, (i) “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Companies or any member of the Company Group or any of their customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the shareholders, officers or directors of the Companies.

F.  Developments

All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive, alone or with others, and in any way relating to the business or any proposed business of the Companies of which the Executive has been made aware, or the products or services of the Companies of which the Executive has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Executive’s employment with the Companies or any member of the Company Group (“Developments”), shall be the sole and exclusive property of the Companies. The Executive agrees to, and hereby does, assign to the Companies, without any further consideration, all of the Executive’s right, title and interest throughout the world in and to all Developments. The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the applicable Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments, and the Executive hereby assigns to the Companies, without any further consideration, all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire. The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Companies promptly after development of the same, and at any time upon request.

G.  Cooperation

At any time after the date of the Executive’s termination of employment, the Executive agrees to reasonably cooperate (i) with the Companies in the defense of any legal matter involving any matter that arose during the Executive’s employment with the Companies and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Companies. The Companies will reimburse the Executive for any earnings lost, and any reasonable travel and out of pocket expenses incurred, by the Executive in providing such cooperation.

H.  Enforcement

The Executive acknowledges and agrees that the Companies’ remedies at law for a breach or threatened breach of any of the provisions of Sections VIB, VIC, VIE and VIF of this Agreement would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon a determination by the Boards of Directors of the Companies that the Executive has violated (i) the Non-Disclosure Agreement, the Employee Information Agreement or any provision of Section VIB, VIC, VIE, VIF or VIG of this Agreement, the Companies shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Sections IIB or IIC of the Agreement, and (ii) with respect to the Executive’s violation of Section VIB of this Agreement, subject to applicable state law, the Company shall be entitled to reclaim any amounts already paid under Section IIB of this Agreement, subject, in the case of clauses (i) and (ii), above, to payment of all such amounts upon a final determination that the Executive had not violated such Section. If the Executive breaches any of the covenants contained in Section VIB, VIC, VIE or VIF of this Agreement, and the Company Group obtains injunctive relief with respect thereto, the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

VII.  Miscellaneous

A.  Entire Agreement. This Agreement is the entire agreement between the Executive and the Companies with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Executive and the Companies relating thereto and, effective as of the Effective Date, supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Executive and any of the Companies, including, without limitation, the Change in Control Plan; provided, that (i) the Non-Disclosure Agreement, the Employee Information Agreement and the Ply Gem Code of Ethics shall not be superseded by this Agreement and shall remain in full force and effect, (ii) the continuing effect of the Stockholders Agreement and the Subscription Agreement, as applied to the Executive, shall be as set forth in Section II of this Agreement, and (iii) the Executive’s awards under the Phantom Plan, including any amendments to such awards as of the Effective Date or amendments to such awards after the Effective Date shall not be superseded or amended in any way by this Agreement and all agreements and documents relating to the Executive’s awards under the Phantom Plan (and any aforementioned amendments) shall continue to be in full force and effect, and provided, further, that, no rights or obligations established under any superseded agreement and specifically preserved by this Agreement are extinguished. Other than this Agreement and as otherwise explicitly stated in this Agreement, including, without limitation, in Section IIC of this Agreement and in clause (iii) of the preceding sentence, there are no agreements of any nature whatsoever between the Executive and any member of the Company Group that survive this Agreement.

B.  Modification. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Companies and the Executive.

C.  Notices. Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Companies:

Ply Gem Prime Holdings, Inc.
P.O. Box 1017
Kearney, MO 64060
Attention: Shawn Poe, Chief Financial Officer

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Carl Reisner, Esq.

If to the Executive:

208 Shawna Drive
Kearney, MO 64060

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

D.  Successors; Death Benefit. The Agreement shall be binding upon and inure to the benefit of the Companies, the Executive and their respective heirs, successors and assigns. In the event the Executive dies at any time after the Effective Date and before any amounts payable to him under this Agreement are paid in full, the amounts remaining to be paid under Sections IIA, IIB, IIC, IIE and IIF of this Agreement at the time of his death shall be paid (at such times as such amounts would have been paid to the Executive and, with respect to Sections IIA and IIB, for the full Consulting Period) to his surviving spouse, if any, and otherwise to his estate.

E.  Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Companies or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. Notwithstanding anything to the contrary in Section III of this Agreement, the Companies and the Executive acknowledge that the payments described in Section IIA of this Agreement shall be treated as wages for all income and employment tax purposes. The Executive shall be responsible for the payment of his portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement.

F.  Severability. In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

G.  Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of any member of the Company Group.

H.  No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

I.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section VIB of this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each party to this Agreement agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties to this Agreement irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

J.  Waiver of Jury Trial. The Companies and the Executive each hereby waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

K.  Counterparts. The Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed the Agreement on the date first written above.

_________________________________
Lee Meyer

PLY GEM INDUSTRIES, INC.

_________________________________
Shawn Poe
Chief Financial Officer

PLY GEM HOLDINGS, INC.

By:_________________________________
Title: Chief Financial Officer

PLY GEM INVESTMENT HOLDINGS, INC.

By:_________________________________
Title: Chief Financial Officer

PLY GEM PRIME HOLDINGS, INC.

By:_________________________________
Title: Chief Financial Officer

For purposes of Section IIC only,

THE MEYER FAMILY INVESTMENT, L.P.

By:_________________________________
Title:

RELEASE OF CLAIMS

Ply Gem Prime Holdings, Inc., a Delaware corporation (“Prime Holdings”), Ply Gem Investment Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Prime Holdings (“PIHI”), Ply Gem Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of PIHI (“Ply Gem Holdings”), Ply Gem Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Ply Gem Holdings (the “Company”), Lee Meyer (the “Executive”) and, for certain purposes only, the Meyer Family Investment, L.P (the “Meyer Family Trust”) are parties to a Retirement and Consulting Agreement, effective as of October 13, 2006 (the “Agreement”), under which the parties mutually agreed to terminate the Executive’s employment with each of Prime Holdings, PIHI, Ply Gem Holdings and the Company (collectively, the “Companies”), effective upon the Effective Date, as defined in the Agreement. In consideration of the promises set forth in this Release and the Agreement, the Executive agrees as follows:

1.  Acknowledgment and Release

In consideration of the Companies’ execution of the Agreement, and except with respect to the Companies’ obligations arising under or preserved in the Agreement, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases all common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the “Company Group” (as defined in the Agreement), both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the “Releasees”), including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment with the Company Group under the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended; and all other federal, state and local laws. By signing this Release the Executive acknowledges that he intends to waive and release all rights known or unknown he may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce this Release or the Agreement.

The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Release, he will be limiting the availability of certain remedies that he may have against the Companies and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Companies before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC with respect to ADEA.

The Executive acknowledges that he has been given 21 days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given 21 day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANIES TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT, BY SIGNING BELOW, HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

The Executive shall have seven days from the date of his execution of this Release to revoke this Release. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of the Agreement, including any action required of the Companies after the Effective Date by any Section of the Agreement.

The Executive acknowledges that nothing in this Release shall constitute any admission of wrongdoing by the Companies or any Releasee.

_________________________________
Lee Meyer

Dated: __________, 200_